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                                                                    Exhibit 99.1

                           SUPERIOR INDUSTRIES UPDATES
                              THIRD QUARTER OUTLOOK

         VAN NUYS, CALIFORNIA -- September 20, 2004 -- SUPERIOR INDUSTRIES INTERNATIONAL, INC. (NYSE:SUP) expects operating results for the third quarter of 2004 will be below consensus expectations. Management expects about a 5% decline in unit wheel shipments for the third quarter, and net earnings of approximately $0.20 per diluted share.

         "Our major OEM customers have announced planned production cuts for the second half of the year based on weak summer sales of cars and light trucks resulting in an unanticipated decline in unit wheel shipments for the company. In addition, operating difficulties led to a delay in the ramp-up of production in certain of our factories following this year's extended seasonal shutdowns," said President and COO Steve Borick.

         Borick continued, "The Company's investments in new efficiency enhancement programs have not been fully implemented. The result of these investments will help us overcome the pricing and operating challenges facing our industry. The global competitive pricing pressures have created an uncertainty related to attainment of our historical level of profitability. Our strong technical, manufacturing and financial resources will give us the opportunity to enhance Superior's position and expand market share."

         As previously announced, the company will make a presentation that will be webcast at the Banc of America Securities 34th Annual Investment Conference on Tuesday, September 21, 2004 at 3:00 p.m. PDT at which time the company anticipates discussing this update. You can access the webcast from the investors tab at www.supind.com.

ABOUT SUPERIOR INDUSTRIES

         Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.